As filed with the Securities and Exchange Commission on August 29, 1997.

                                         Registration No. 333-25045

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-6

                          PRE-EFFECTIVE AMENDMENT No. 2
         TO THE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                 GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

                              (Exact Name of Trust)

                    GLENBROOK LIFE AND ANNUITY COMPANY
                               (Name of Depositor)
                                3100 SANDERS ROAD
                              NORTHBROOK, IL 60062
          (Complete Address of Depositor's Principal Executive Offices)

                           MICHAEL J. VELOTTA, ESQUIRE
                       GLENBROOK LIFE AND ANNUITY COMPANY
                                3100 SANDERS ROAD
                              NORTHBROOK, IL 60062

               (Name and Complete Address of Agent for Service)

                    Copy to:
                    JOAN E. BOROS, ESQUIRE
                    KATTEN, MUCHIN & ZAVIS
                    1025 THOMAS JEFFERSON STREET, N.W.
                    WASHINGTON, D.C.  20007-5201

Securities being offered -- units of interest under modified single premium variable life insurance contracts.
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Approximate date of proposed public offering:  as soon as practicable after the effective date of this registration statement.

The registrant hereby declares that it is registering an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940.

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


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


Pre-Effective Amendment Number Two to the registration statement is being filed for the sole purpose of amending Item Number Four in Exhibit Number Two, "Opinion of Counsel", to reference Delaware rather than Illinois. Pre-Effective Amendment Number One is incorporated by reference, in its entirety, into Pre-Effective Amendment Number Two to the registration statement. Additionally, Pre-Effective Amendment Number Two does not supersede or replace Pre-Effective Amendment Number One to the registration statement.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant, Glenbrook Life A I M Variable Life Separate Account A, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the Township of Northfield, State of Illinois, on the 25th day of August, 1997.

              GLENBROOK LIFE A I M VARIABLE LIFE SEPARATE ACCOUNT A
                                  (Registrant)

                       GLENBROOK LIFE AND ANNUITY COMPANY
                                   (Depositor)

(SEAL)
Attest: /s/BRENDA D. SNEED                   By: /s/MICHAEL J. VELOTTA
        ---------------------                       ------------------------
        Brenda D. Sneed                             Michael J. Velotta
        Assistant Secretary                         Vice President, Secretary
        and Assistant General Counsel               and General Counsel


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 25th day of August, 1997.


*/LOUIS G. LOWER, II           Chairman of the Board of Directors and
---------------------           Chief Executive Officer
  Louis G. Lower, II            (Principal Executive Officer)


/s/MICHAEL J. VELOTTA          Vice President, Secretary, General
---------------------           Counsel and Director
   Michael J. Velotta

*/PETER H. HECKMAN             President, Chief Operating Officer
---------------------            and Director
  Peter H. Heckman

*/JOHN R. HUNTER               Director
---------------------
  John R. Hunter

*/MARLA G. FRIEDMAN            Vice President
---------------------
  Marla G. Friedman

*/KEVIN R. SLAWIN              Vice President
---------------------           (Principal Financial Officer)
  Kevin R. Slawin

*/G. CRAIG WHITEHEAD           Vice President and Director
---------------------
  G. Craig Whitehead

*/CASEY J. SYLLA               Chief Investment Officer
---------------------
  Casey J. Sylla

*/JAMES P. ZILS                Treasurer
---------------------
  James P. Zils

*/KEITH A. HAUSCHILDT          Assistant Vice President and Controller
----------------------
  Keith A. Hauschildt          (Principal Accounting Officer)

*/ By Michael J. Velotta, pursuant to Power of Attorney previously filed.